UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                November 25, 2003
                         Date of earliest event reported

                               BIZCOM U.S.A., INC.
             (Exact name of registrant as specified in its charter)



         Florida                         0-49812               65-0681772
(State or other jurisdiction           (Commission            (IRS Employer
     of incorporation)                 File Number)         Identification No.)


      5440 N.W. 33rd Avenue, Suite 106, Fort Lauderdale, Florida 33309-6338
          (Address of principal executive offices, including zip code)

                                 (954) 714-0028
               Registrant's telephone number, including area code


           ----------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 2.           Acquisition or Disposition of Assets.
                  -------------------------------------

         On November 25, 2003, the Registrant entered into an asset purchase agreement with Sophia Communications, Inc. ("Sophia") and Sophia Licensee, Inc., a wholly-owned subsidiary of Sophia, whereby the Registrant purchased substantially all of Sophia's assets, which included a nationwide ten-channel, two regional and eight economic area 220 MHz Specialized Mobile Radio ("SMR") Federal Communications Commission ("FCC") licenses and related communications equipment, Sophia's proprietary radio technology and other assets including inventory and computer and office equipment for an aggregate purchase price of $16.4 million. The purchase price was paid with five million shares of the Registrant's restricted common stock valued at $2.50 per share, the assumption of certain obligations totaling $311,000, the issuance of a $2,900,000 promissory note payable on or before December 31, 2007 with simple interest at the rate of 4% per annum payable semiannually, a warrant to purchase one million shares of Bizcom's restricted common stock at an exercise price subject to certain determinations, but not more than $6.00 per share, exercisable through December 31, 2007, $300,000 in cash and a $400,000 promissory note with simple interest at the rate of 4% per annum payable on or before January 31, 2004. The consideration of common stock and warrant will be held in escrow until the FCC formally authorizes Sophia to transfer the licenses, but Bizcom has taken title to all other assets at the closing. The common stock and shares of common stock underlying the warrant are subject to certain "piggyback" registration rights. The promissory notes are secured by a pledge of the common stock of SMR Management, Inc., a wholly-owned subsidiary of the Registrant, which will own the FCC licenses. The Registrant has exclusive worldwide rights to the radio technology except in Mexico, Latin and South America, where Sophia retains non-exclusive rights to use the radio technology.

         The aggregate consideration for such assets was determined based upon management's analysis of the fair market value of such assets taken as a whole. The source of funds for the initial $300,000 payment was, and the $400,000 obligation together with interest due on or before January 2004 is planned to be, from working capital. The source of funds for the Registrant's $2,900,000 obligation due on or before December 31, 2007, together with interest is planned to be paid from working capital and/or financing from as yet undetermined financing sources.

         The Registrant plans to utilize the 220 MHz SMR FCC licenses and related communications equipment to operate 220 MHz SMR communications systems and to market such systems to prospective business customers throughout the United States. Prior to their acquisition by the Registrant, the former owner of such assets also utilized such assets for purposes of operating and marketing 220 MHz SMR communications services; however, such systems had only a minimal number of subscribers and conducted only minimal operations. The Registrant plans to sell radios using the acquired proprietary radio technology to customers for use on the acquired 220 MHz SMR communications systems as well as on currently owned systems and systems owned by other companies. Prior to the acquisition by the Registrant, the former owner of the radio technology also sold radios to customers for use on its or its customer's 220 MHz SMR communications systems; however, sales of radios were nominal.

Item 5.           Other Events and Regulation FD Disclosure.
                  ------------------------------------------

         At the Registrant's annual shareholders' meeting held on December 6, 2003, the holders of a majority of the Registrant's issued and outstanding common stock voted in favor of: (i) electing Mr. Hanan Klein to serve as a director of the Registrant for a term of office to expire at the third succeeding annual meeting of shareholders after this meeting; (ii) approving the Registrant's 2003 Stock Option Plan; and (iii) ratifying the appointment of the independent auditing firm, Daszkal Bolton LLP for the fiscal year ending June 30, 2004.

Item 7.           Financial Statement and Exhibits.
                  ---------------------------------

         (a) Not Applicable

         (b) Not Applicable

         (C) Exhibits


                  Exhibit 4.3 - $2,900,000 Secured Promissory Note payable to Sophia Communications, Inc. due on or before December 31, 2007 dated as of November 25, 2003

                  Exhibit 4.4 - $400,000 Secured Promissory Note payable to Sophia Communications, Inc. due on or before January 31, 2004 dated as of November 25, 2003

                  Exhibit 4.5 - Warrant to Purchase 1,000,000 Shares of Common Stock, dated as of November 25, 2003

                  Exhibit 10.11 - Asset Purchase Agreement by and among the Registrant, Sophia Communications Inc. and Sophia Licensee, Inc., dated as of November 25, 2003

                  Exhibit 10.12 - Registration Rights Agreement between the Registrant and Sophia Communications Inc., dated as of November 25, 2003

                  Exhibit 10.13 - Pledge and Security Agreement by and among the Registrant, SMR Management, Inc. and Sophia Communications Inc., dated as of November 25, 2003

                  Exhibit 10.14 - Technology License Agreement between the Registrant and Sophia Communications Inc., dated as of November 25, 2003

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               BIZCOM U.S.A., INC.


                               By: /s/Hanan Klein
                                   ---------------------------
                                   Hanan Klein, Chief Executive Officer


Dated: December 10, 2003